DIXON HUGHES PLLC
Certified Public Accountants and Advisors

November 14, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by First South Bancorp, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the First South Bancorp, Inc. Form 8-K Current Report dated November 10, 2006.

We agree with the statements concerning Dixon Hughes PLLC in such Form 8-K.

Sincerely,

Dixon Hughes PLLC

Dixon Hughes PLLC